UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2010

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3750 STATE ROAD, BENSALEM, PA 19020
(Address of principal executive offices) (Zip Code)

(215) 245-9100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2010, James P. Fogarty stepped down as Chief Executive Officer and resigned as a Director of Charming Shoppes, Inc. (the “Company”).  In connection with his resignation, Mr. Fogarty will receive severance and other benefits which are materially consistent with the severance and other benefits to which he is entitled for a “qualifying termination” for reasons other than for cause under his Severance Agreement, dated as of April 2, 2009, with the Company, a copy of which has been previously filed as Exhibit 10.2 to the Company’s Form 8-K dated April 2, 2009 and filed on April 7, 2009.

Effective October 13, 2010, the Company promoted Anthony Romano, the Company’s Executive Vice-President of Global Sourcing and Business Transformation, as the Company’s Chief Operating Officer to oversee the day-to-day operations of the Company.  While the Company conducts its search for a new chief executive officer, the Company’s brand presidents and corporate functions will report to Mr. Romano.

Mr. Romano, 48, has served as Executive Vice-President Global Sourcing and Business Transformation for the Company since February 2009.  Prior to joining the Company in 2009, he served as executive vice president, chief supply chain officer for Ann Taylor, Inc. from May 2005 through July 2008; as executive vice president, corporate operations for Ann Taylor from March 2004 through May 2005; and as senior vice president global logistics for Ann Taylor, Inc. from June 1997 through March 2004.  Mr. Romano had previously spent eight years at the Company in a variety of operational and financial roles before joining Ann Taylor in 1997.  He started his career as a certified public accountant with the predecessor firm to Ernst & Young, and is a summa cum laude graduate of Syracuse University where he was a four year football letterman and an Academic All-American.

In connection with his appointment as Executive Vice President Global Sourcing and Business Transformation, the Company previously entered into an offer letter with Mr. Romano on January 26, 2009 detailing his compensation, bonus opportunity, and equity grants upon the commencement of his employment with the Company on February 9, 2009.  As a result of his promotion to Chief Operating Officer of the Company, Mr. Romano’s base salary will increase to $650,000.  Mr. Romano also entered into a Severance Agreement with the Company on February 10, 2009.  The terms of Mr. Romano’s Severance Agreement are substantially similar to the terms of the Severance Agreements the Company has with its named executive officers and are more fully described in the Company’s Definitive Proxy Statement filed on May 12, 2010.

Effective October 13, 2010, the Board of Directors of the Company unanimously appointed Michael J. Blitzer to serve as a member of the Board of Directors until the Company’s next annual meeting of shareholders in order to fill the vacancy left by the resignation of Mr. Fogarty.  At the time of his appointment to the Board of Directors, Mr. Blitzer was not appointed to any committee of the Company’s Board of Directors.

Mr. Blitzer, 61 has served as a Principal of Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale, and consumer industries, since 2005.  From November 2002 to September 2005, Mr. Blitzer served as the Lead Independent Director and Vice Chairman of the board of directors of LeSportsac Inc.  Previously, Mr. Blitzer served as the Vice Chairman of Phillips-Van Heusen Corporation, one of the world’s largest apparel companies, from September 1997 until he retired in November 2002.  Mr. Blitzer spent over 30 years at Phillips-Van Heusen Corporation and at Macy’s in various executive merchandising positions in Women’s and Menswear, Accessories, and Footwear.  He has also worked with a variety of companies in both apparel and accessories, including Neiman Marcus Group and Liz Claiborne Inc.  In addition to LeSportsac Inc., Mr. Blitzer has served on the boards of directors of Kate Spade, LLC, Modell’s Sporting Goods, and Charlotte Russe Holdings, Inc.  Mr. Blitzer is currently an advisory partner to Goode Partners LLC, a private equity firm specializing in consumer industries, a position he has held since March 2006, and has been a member of the board of directors of Kenneth Cole Productions, Inc. since June 2009 and Intermix, LLC since March 2009.

In addition to his role as a director, the Company engaged Mr. Blitzer as a consultant as it searches for and transitions to a new chief executive officer functioning as a key advisor to Mr. Romano.  As a consultant, Mr. Blitzer will report to the Company’s Chairman of the Board.  Mr. Blitzer will provide consulting services to the Company as and when requested by the Chairman of the Board and will be paid a daily rate of $5,200.

A copy of the press release, dated October 13, 2010, announcing the resignation of Mr. Fogarty, the appointment of Mr. Romano as Chief Operating Officer, and the appointment of Mr. Blitzer as a director is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMING SHOPPES, INC.
(Registrant)

Date: October 18, 2010	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 13, 2010.